Exhibit 99.1

Contact:	FOR IMMEDIATE RELEASE

Michelle McGlocklin
Rimini Street, Inc.
+1 925 523-8414
mmcglocklin@riministreet.com

Rimini Street Statement on the Injunction Entered by the District Court

LAS VEGAS, August 14, 2018 – Rimini Street, Inc. (Nasdaq: RMNI), a global provider of enterprise software products and services, and the leading third-party support provider for Oracle and SAP software products, today issued the following statement in response to Oracle’s statement regarding the U.S. District Court’s decision to grant Oracle’s request for an injunction:

Statement:

“Today, the District Court announced that it intends again to enjoin Rimini Street’s former support processes that were previously litigated and found by a jury to be “innocent” copyright infringement. Today’s court order contains the same legal defects and flaws that resulted in the last injunction being stayed and then vacated by the U.S. Court of Appeals for the Ninth Circuit. For that reason, as soon as an injunction is actually issued, Rimini Street will seek a stay pending appeal, and we look forward to successful resolution of this matter in the appellate process. Approximately $28.5 million held in escrow for attorney’s fees by the District Court will be released to Oracle pending further appeal.”

About Rimini Street, Inc.

Rimini Street, Inc. (Nasdaq: RMNI) is a global provider of enterprise software products and services, and the leading third-party support provider for Oracle and SAP software products. The company has redefined enterprise software support services since 2005 with an innovative, award-winning program that enables licensees of IBM, Microsoft, Oracle, Salesforce, SAP and other enterprise software vendors to save up to 90 percent on total annual maintenance costs. Clients can remain on their current software release without any required upgrades for a minimum of 15 years. Over 1,620 global Fortune 500, midmarket, public sector and other organizations from a broad range of industries currently rely on Rimini Street as their trusted, third-party support provider. To learn more, please visit https://www.riministreet.com, follow @riministreet on Twitter and find Rimini Street on Facebook and LinkedIn.

Rimini Street Statement on the Injunction Entered by the District Court	page 2

Forward-Looking Statements

Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may,” “should,” “would,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seem,” “seek,” “continue,” “future,” “will,” “expect,” “outlook” or other similar words, phrases or expressions. These forward-looking statements include, but are not limited to, statements regarding our expectations as to benefits of the financing transaction described herein, including projections of expected cash savings over the next three years and accelerated growth, future events, future opportunities and growth initiatives. These statements are based on various assumptions and on the current expectations of management and are not predictions of actual performance, nor are these statements of historical facts. These statements are subject to a number of risks and uncertainties regarding Rimini Street’s business, and actual results may differ materially. These risks and uncertainties include, but are not limited to, continued inclusion in the Russell 2000 Index in the future, changes in the business environment in which Rimini Street operates, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which Rimini Street operates; adverse litigation developments or in the government inquiry; the final amount and timing of any refunds from Oracle related to our litigation; our ability to raise additional equity or debt financing on favorable terms; the terms and impact of our newly issued 13.00% Series A Preferred Stock; changes in taxes, laws and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the success of our recently introduced products and services, including Rimini Street Mobility, Rimini Street Analytics, Rimini Street Advanced Database Security, and services for Salesforce Sales Cloud and Service Cloud products; the loss of one or more members of Rimini Street’s management team; uncertainty as to the long-term value of Rimini Street’s equity securities, including its common stock and its Preferred Stock; and those discussed under the heading “Risk Factors” in Rimini Street’s Quarterly Report on 10-Q filed on August 9, 2018, which disclosures amend and restate the disclosures appearing under the heading “Risk Factors” in Rimini Street’s Annual Report on Form 10-K filed on March 15, 2018, and as updated from time to time by Rimini Street’s future Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings by Rimini Street with the Securities and Exchange Commission. In addition, forward-looking statements provide Rimini Street’s expectations, plans or forecasts of future events and views as of the date of this communication. Rimini Street anticipates that subsequent events and developments will cause Rimini Street’s assessments to change. However, while Rimini Street may elect to update these forward-looking statements at some point in the future, Rimini Street specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Rimini Street’s assessments as of any date subsequent to the date of this communication.

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Rimini Street Statement on the Injunction Entered by the District Court	page 3

Salesforce, Service Cloud, Sales Cloud and others are trademarks of salesforce.com, inc.

© 2018 Rimini Street, Inc. All rights reserved. “Rimini Street” is a registered trademark of Rimini Street, Inc. in the United States and other countries, and Rimini Street, the Rimini Street logo, and combinations thereof, and other marks marked by TM are trademarks of Rimini Street, Inc. All other trademarks remain the property of their respective owners, and unless otherwise specified, Rimini Street claims no affiliation, endorsement, or association with any such trademark holder or other companies referenced herein.